                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         SubMicron Systems Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                         SUBMICRON SYSTEMS CORPORATION

                                 6620 GRANT WAY


                              ALLENTOWN, PA 18106


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON THURSDAY, JULY 24, 1997



     The Annual Meeting of Stockholders of SubMicron Systems Corporation (the "Company") will be held on Thursday, July 24, 1997, at 10:00 a.m., at the Holiday Inn Conference Center, Rt. 100 & I-78, Fogelsville, Pennsylvania, for the following purposes:



     1. To elect one director to hold office until the Annual Meeting of Stockholders in 2000.



     2. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares issuable thereunder.



     3. To approve amendments to the Company's 1991 Amended and Restated Stock Option Plan, including an increase in the number of shares issuable thereunder.



     4. To approve a proposal to amend the Company's Certificate of Incorporation to increase the authorized number of shares of Preferred Stock.



     5. To approve the convertibility feature of the Company's 8% Convertible Subordinated Notes.



     6. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for 1997.



     7. To transact such other business as may properly come before the meeting.



     The Board of Directors has fixed the close of business on May 28, 1997 as the record date for the meeting. Only stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.


     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

     You are cordially invited to attend the meeting in person. The Board of Directors urges you to sign, date and return the enclosed proxy card promptly. The return of the enclosed proxy card will not affect your right to vote in person if you choose to attend the meeting.


                                          R.G. Holmes


                                          Secretary



June 24, 1997

                         SUBMICRON SYSTEMS CORPORATION

                                 6620 GRANT WAY


                              ALLENTOWN, PA 18106


                           -------------------------


                                PROXY STATEMENT



                                      FOR


                         ANNUAL MEETING OF STOCKHOLDERS


                                 JULY 24, 1997

                           -------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SubMicron Systems Corporation (the "Company") for use at the Company's Annual Meeting of Stockholders which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being sent to stockholders on or about June 24, 1997.


     The Board of Directors does not intend to bring any matter before the meeting except those as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy card, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     When your proxy card is returned properly signed prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP


OUTSTANDING SHARES AND VOTING RIGHTS



     At the close of business on May 28, 1997, the record date fixed for the determination of stockholders entitled to notice of and to vote at the meeting, 16,890,014 shares of the Company's Common Stock (the "Common Stock") and 1,302.85 shares of the Company's Series A Convertible Non-Redeemable Preferred Stock (the "Series A Preferred Stock") were outstanding and entitled to vote. Only the record holders of Common Stock and Series A Preferred Stock on the record date will be entitled to vote. There are no other classes of voting securities outstanding. The presence at the meeting, in person or by proxy, of holders of shares entitled to cast at least a majority of the votes that may be cast by all shares of Common Stock and Series A Preferred Stock outstanding as of the record date, voting together, will constitute a quorum. Each share of Series A Preferred Stock is convertible into 2,000 shares of Common Stock and is entitled to one vote for each share of Common Stock into which such share or fraction thereof may be converted. Each share of Common Stock is entitled to one vote, and, accordingly, each share of Series A Preferred Stock is entitled to 2,000 votes. The Common Stock and Series A Preferred Stock will vote together on all matters scheduled to be considered. The total number of votes entitled to be cast at the meeting is 19,495,714. There are no cumulative voting rights with respect to the election of directors.


     Abstentions and broker non-voters are counted for purposes of determining whether a quorum is present at the meeting. Abstentions will be counted in tabulations of votes cast on the matters to be voted on, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. The election of directors requires a plurality of the votes cast, the proposed amendment to the Company's Certificate of Incorporation requires the affirmative vote of a majority of the number of votes that may be cast at the meeting and each other matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. Accordingly, except with respect to the election of directors, an abstention has the effect of a negative vote.


SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership as of May 28, 1997 of each person who was known to the Company to be the beneficial owner of more than 5% of the Common Stock or the Class A Preferred Stock. Each of the stockholders named below has sole voting and investment power with respect to such shares, unless otherwise indicated.


                                                                                           PERCENT OF
         NAME AND ADDRESS OF                               NUMBER OF       PERCENT OF     TOTAL VOTING
           BENEFICIAL OWNER             TITLE OF CLASS     SHARES(1)         CLASS           POWER
--------------------------------------  --------------     ---------       ----------     ------------
David F. Levy.........................  Common Stock       4,695,250(2)       26.6%           23.2%
6620 Grant Way
Allentown, PA 18106
James S. Molinaro.....................  Common Stock       4,695,250(2)       26.6            23.2
6620 Grant Way
Allentown, PA 18106
Maurice J. Gallagher, Jr. ............  Series A              177.50          13.6             1.8
6900 Westcliff Drive                    Preferred
Suite 505                               Stock
Las Vegas, NV 89128
Timothy P. Flynn......................  Series A              177.50          13.6             1.8
6900 Westcliff Drive                    Preferred
Suite 505                               Stock
Las Vegas, NV 89128
J.F. Shea Co., Inc. ..................  Series A              142.00          10.9             1.5
655 Brea Canyon Road                    Preferred
Walnut, CA 91789                        Stock
Robert L. Priddy......................  Series A              213.00          16.3             2.2
3435 Kingsboro                          Preferred
Road NE, #1601                          Stock
Atlanta, GA 30326
Lewis H. and Peggy S. Jordan..........  Series A              142.00          10.9             1.5
610 Wingspread                          Preferred
Peachtree City, GA 30269                Stock
CRIM Partners, L.P. ..................  Series A               81.65           6.3               *
7078 Westchester Avenue                 Preferred
White Plains, NY 10604                  Stock


---------------
 *  Less than 1 percent.

(1) With respect to each stockholder, includes any shares issuable upon exercise of any options held by such stockholder that are or will become exercisable within sixty days of the record date.

(2) Consists of shares over which the stockholder has power to direct the voting on the election of directors pursuant to the Voting Agreement (as defined below). Includes 1,980,500 shares owned by each of Messrs. Levy and Mr. Molinaro. Also includes options to purchase 396,125 and 338,125 shares of Common Stock held by Messrs. Levy and Molinaro, respectively.


    Messrs. Levy and Molinaro (the "SubMicron Principals") have entered into a voting agreement (the "Voting Agreement") that provides for all their shares of Common Stock to be voted at their joint direction. In the event the SubMicron Principals are unable to agree on how to vote their shares, they will appoint a special voting trustee to break the deadlock. If they are unable to agree on the designation of a special voting trustee, their shares will be voted in accordance with the vote of the majority of shares of Common Stock not subject to the Voting Agreement. The Voting Agreement will terminate on the earliest to occur of August 31, 2003, the death or incapacity of either of the SubMicron Principals, or the date on which either of the SubMicron Principals no longer holds any Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth certain information with respect to the beneficial ownership as of May 28, 1997 of (i) each director, (ii) each of the Named Executives (as hereinafter defined) and (iii) all the directors and executive officers as a group. Each of the stockholders named below has sole voting and investment power with respect to such shares, unless otherwise indicated.


                                                                                           PERCENT OF
               NAME OF                                     NUMBER OF       PERCENT OF     TOTAL VOTING
           BENEFICIAL OWNER             TITLE OF CLASS     SHARES(1)         CLASS           POWER
--------------------------------------  --------------     ---------       ----------     ------------
David F. Levy.........................  Common Stock       4,695,250(2)       26.6%           23.2%
James S. Molinaro.....................  Common Stock       4,695,250(2)       26.6            23.2
Ronald B. Booth.......................  Common Stock              --            --
                                        Series A                                                 *
                                        Preferred
                                        Stock                    7.1             *
David J. Ferran.......................  Common Stock          33,332(3)          *               *
Maurice J. Gallagher, Jr..............  Common Stock              --            --
                                        Series A                                               1.8
                                        Preferred
                                        Stock                  177.5          13.6
Barry W. Ridings......................  Common Stock          64,000(4)          *
                                        Series A                                                 *
                                        Preferred
                                        Stock                    7.1             *
John P. Traub (5).....................  Common Stock         306,642(6)        1.8             1.6
Leonard R. Weisberg...................  Common Stock          40,655(7)          *               *
Daniel G. Hajjar......................  Common Stock          81,139(8)          *               *
R. G. Holmes..........................  Common Stock          35,822(9)          *               *
All executive officers and directors
  as a group (10 persons).............  Common Stock       5,256,840(10)      29.3
                                        Series A                                              27.5
                                        Preferred
                                        Stock                  191.7          14.7


---------------
  *  Less than 1 percent.

 (1) With respect to each stockholder, includes any shares issuable upon exercise of any options held by such stockholder that are or will become exercisable within sixty days of the record date.


 (2) Consists of shares over which the stockholder has power to direct the voting on the election of directors pursuant to the Voting Agreement. Includes 1,980,500 shares owned by each of Messrs. Levy and Molinaro. Also includes options to purchase 396,125 and 338,125 shares of Common Stock held by Messrs. Levy and Molinaro, respectively.



 (3) Consists of options to purchase 33,332 shares of Common Stock.


 (4) Includes options to purchase 8,000 shares of Common Stock.


 (5) Mr. Traub's term as a director expires at the 1997 annual meeting and he is not standing for reelection.


 (6) Includes options to purchase 150,000 shares of Common Stock.


 (7) Includes options to purchase 18,000 shares of Common Stock.



 (8) Includes options to purchase 74,000 shares of Common Stock.



 (9) Includes options to purchase 25,000 shares of Common Stock.


(10) Includes options to purchase an aggregate of 1,042,582 shares of Common Stock.

                             ELECTION OF DIRECTORS


                             (ITEM 1 ON PROXY CARD)



     At the meeting, the stockholders will elect one Class C director to hold office until the Annual Meeting of Stockholders in 2000 and until his successor has been duly elected and qualified. The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the present Class C Directors expires at the 1997 Annual Meeting of Stockholders. The Board has nominated Ronald B. Booth to serve as the Class C Director. Mr. Booth is currently serving as a Class C Director and has indicated a willingness to continue serving as a director. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of Mr. Booth. Should Mr. Booth become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend.



     In connection with the issuance of the Series A Preferred Stock and the Company's 8% Convertible Subordinated Notes (the "Notes") in March 1997, the Company agreed to appoint two representatives of the holders of the Notes (the "Noteholders") as directors of the Company. Messrs. Booth and Gallagher are such representatives. In addition, the Board of Directors agreed to continue to nominate Messrs. Booth or Gallagher (or other nominees reasonably acceptable to the Company and the representatives of the Noteholders) upon the expiration of their respective terms if more than 50% of the aggregate principal amount of the Notes remains outstanding at the expiration of such term or was outstanding at any time within six months prior to the end of such term. Beginning six months after less than 50% but more than 25% of the aggregate principal amount of the Notes remains outstanding, the Noteholders will be entitled to have only one designee on the Board, and six months after less than 25% of the aggregate principal amount of the Notes remains outstanding, the Noteholders will no longer be entitled to representatives on the Board. Accordingly, one or both of the designees is intended to resign as a director at such time as the Noteholders are entitled to only one or no representatives on the Board. Messrs. Levy and Molinaro have agreed to vote their shares in favor of the designees of the Noteholders.



     The current members of the Board of Directors continuing in office after the meeting, including the nominee for Class C Director, together with certain information about them, are set forth below:



                                             DIRECTOR      TERM               POSITIONS WITH
               NAME                  AGE      SINCE       EXPIRES               THE COMPANY
-----------------------------------  ----    --------     -------     -------------------------------
Class C Directors

Ronald B. Booth....................    48      1997         1997      Director

Class B Directors

Maurice J. Gallagher, Jr...........    47      1997         1998      Director

Barry W. Ridings...................    45      1991         1998      Director

Class A Directors

David J. Ferran....................    40      1997         1999      President, Chief Executive
                                                                      Officer and Director

Leonard R. Weisberg................    67      1989         1999      Director



     Mr. Booth has been a director of the Company since April 1997. Mr. Booth has been President of Pacific Air Aviation, Inc., an air charter company in Las Vegas, Nevada, since October 1993. From October 1992 to September 1993, Mr. Booth was Chief Financial Officer of Arcadian Motor Carrier, Inc., a nationwide trucking operation, and from September 1984 to October 1992, he was Vice President of Finance for WestAir Commuter Airlines. Mr. Booth is a Certified Public Accountant and has a B.S. degree in Business Administration/Accounting from California State University, Chico.



     Mr. Gallagher has been a director of the Company since April 1997. Mr. Gallagher participated in the founding of ValuJet Airlines, Inc. in July 1992 and has served as a director of ValuJet since its inception. He served as ValuJet's President from its inception until June 1993 and as its Chief Financial Officer until May 1994. Mr. Gallagher also served as Vice Chairman of the Board of ValuJet from June 1993 until October 1996. In addition, since May 1992, Mr. Gallagher has been involved as an investor in various aviation related and other companies. From May 1992 until March 1993, he served as a director of Mesa Airlines, Inc., and from 1983 to August 1992, he served as an executive officer and director of WestAir Holding, Inc., the parent of a regional airline headquartered in Fresno, California. WestAir Holding, Inc. was acquired by Mesa Airlines in May 1992. Mr. Gallagher has an M.B.A. from the University of California at Berkeley.


     Mr. Ridings has been a director of the Company since 1991. Since March 1990, Mr. Ridings has been a Managing Director for Alex. Brown & Sons. From June 1986 to March 1990, Mr. Ridings was a Managing Director for Drexel Burnham Lambert, investment bankers. Mr. Ridings is also a director of Noodle Kidoodle, Inc., New Valley Corporation, Norex Industries, Inc., Telemundo Group, Inc., Search Capital Group, Inc. and TransCor Waste Services Inc. Mr. Ridings received an M.B.A. from Cornell University.


     Mr. Ferran became President, Chief Executive Officer and a director of the Company in May 1997. Prior thereto, Mr. Ferran served as President and Chief Executive Officer of Tylan General Corporation and its predecessor from 1984 and as Chairman of its Board of Directors from February 1994 until February 1997, when Tylan General was acquired. Mr. Ferran has a B.S. in Business Administration from the University of New Hampshire.


     Mr. Weisberg has been a director of the Company and its predecessor since 1989. Mr. Weisberg was Vice President, Research and Engineering for Honeywell Inc. from 1980 until his retirement at the end of 1994. Prior to joining Honeywell, Mr. Weisberg served as Director of Electronics and Physical Sciences in the Office of the Secretary of Defense of the United States Department of Defense. Previously, Mr. Weisberg was Vice President and Director of the Central Research Laboratory of Itek Corporation and was Director of the Semiconductor Device Research Laboratory of RCA Laboratories. Mr. Weisberg has a B.A. in Physics from Clark University and an M.A. in Physics from Columbia University.



MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS



     During 1996, the Board of Directors held five formal meetings. The Board has an Audit Committee and a Compensation Committee. The Audit Committee, which held three formal meetings during 1996, reviews the Company's internal controls and handles matters relating to the Company's independent auditors. The Compensation Committee, which held one meeting during 1996, considers and determines compensation issues involving the Company's executive officers and oversees the compensation of other employees of the Company. The Compensation Committee also administers the Company's Amended and Restated 1991 Stock Option Plan, the 1993 Executive Stock Option Plan and the Employee Stock Purchase Plan. Messrs. Weisberg and Ridings are currently the members of the Compensation Committee, the Stock Option Committee and the Audit Committee. During 1996, the Board established a Nominating Committee to assist the Board in finding qualified individuals to serve as directors. The Nominating Committee will review background information on candidates, make recommendations to the Board regarding such candidates and review and make recommendations to the Board for any candidates that may be proposed by stockholders. Messrs. Weisberg and Ridings are members of the Nominating Committee.



     All incumbent directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which they served.



COMPENSATION OF DIRECTORS


     Each director who is not an officer or employee of the Company or its subsidiaries receives $1,500 for each meeting of the Board he attends. In addition, under the Company's 1995 Stock Option Plan for Non-Employee Directors, each non-employee director receives an option to purchase 5,000 shares of Common Stock upon election to the Board and an annual grant of an option to purchase 3,000 shares of Common Stock on the day following the Company's Annual Meeting of Stockholders (or on June 30 if the Annual Meeting has not been held by such date). The exercise price for options granted under such Plan is the fair market value of a share of Common Stock on date of grant. Such options generally become exercisable eleven months after the date of grant and terminate five years from the date of grant.

             APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN


                             (ITEM 2 ON PROXY CARD)



     At the 1995 annual meeting, the Company's stockholders approved the Submicron Systems Corporation 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan was adopted to provide employees of the Company and its subsidiaries with a method of acquiring an equity interest in the Company through the purchase of shares of Common Stock, at discounted prices, using payroll deductions. As initially approved, the Stock Purchase Plan provided for the issuance of up to 300,000 shares of Common Stock. As of the end of 1996, 83,613 shares remained available for issuance for the Stock Purchase Plan. Accordingly, the Board has approved and recommended that the Company's shareholders approve an amendment to the Stock Purchase Plan to increase the aggregate maximum number of shares subject to the Stock Purchase Plan from 300,000 to 500,000 shares. Although the Stock Purchase Plan is an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code"), the Stock Purchase Plan is not a "qualified deferred compensation plan" under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").


     The material features of the Stock Purchase Plan are as follows:


     - NUMBER OF SHARES. The aggregate maximum number of shares reserved for issuance under the Stock Purchase Plan will be increased to 500,000 shares if the amendment is approved, subject to adjustment upon the occurrence of stock dividends, stock splits, recapitalization or certain other capital adjustments that change the number of outstanding shares of Common Stock.



     - ADMINISTRATION AND OPERATION. The Stock Purchase Plan is administered by the Compensation Committee. No member of the Board who is eligible to participate in the Stock Purchase Plan may be a member of that Committee. All questions of interpretation or application of the Stock Purchase Plan are determined by the Board of Directors, whose decisions are final and binding upon all participants.


     The Stock Purchase Plan has overlapping two-year offering periods that begin each January 1 and July 1. Each offering period includes four six-month purchase periods. Purchases under the Stock Purchase Plan are made each June 30 and December 31 at a purchase price per share of Common Stock equal to 85% of the fair market value of a share of Common Stock on either the first day of the applicable offering period or on the day of purchase, whichever is lower. In the event the fair market value is lower on the date of purchase, the applicable offering period will terminate on such purchase date, and a new offering period will commence on the next day (January 1 or July 1, as the case may be). The fair market value of the Common Stock is determined in relation to market price in accordance with certain procedures set forth in the Stock Purchase Plan. No fractional shares will be purchased, and any remaining cash will automatically stay in the employee's account until the next purchase date (unless the employee withdraws from the Stock Purchase Plan, in which case the cash will be returned to the employee).

     An eligible employee may authorize payroll deductions from 1% to 10% of such employee's compensation (subject to a lower limit as may be established by the Stock Purchase Plan Committee). At the end of each six-month purchase period, the deductions are applied to the purchase of Common Stock.

     All funds received are held by the Company under the Stock Purchase Plan, are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose. No interest on such funds will be credited to or paid to any participant under the Stock Purchase Plan.


     - ELIGIBILITY. Any regular employee of the Company and its participating subsidiaries whose customary employment is at least 20 hours per week and more than five months per year is eligible to participate in the Stock Purchase Plan, beginning with the first offering period following the six-month anniversary of such employee's date of hire. As of May 31, 1997, approximately 600 employees would have been eligible to participate in the Stock Purchase Plan.

     - LIMITATIONS ON PARTICIPATION AND AMOUNT PURCHASED. No employee may participate in the Stock Purchase Plan to the extent that such employee would be entitled to purchase more than $25,000 in fair market value of Common Stock under all employee stock purchase plans of the Company in any calendar year. The maximum number of shares any participant may purchase during any six-month purchase period is determined by dividing $12,500 by the fair market value of a share of Common Stock on the first day of the purchase period. In addition, no employee may participate in the Stock Purchase Plan to the extent that such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, after giving effect to such purchase.



     - PAYMENT. An employee pays for the shares purchased under the Stock Purchase Plan by making contributions through payroll deductions of up to 10% (or such lower percentage as may be set by the Board of Directors or the Stock Purchase Plan Committee), but not less than 1% of an employee's compensation, subject to the limits described above. Employees may not make cash contributions to the Stock Purchase Plan in addition to their payroll deductions. The employee must be employed on the purchase date to purchase shares of Common Stock, and if employment terminates for any reason, including retirement or death, the employee will be withdrawn from the Stock Purchase Plan immediately and the payroll deductions credited to the employee's account will be returned to the employee, without interest.



     - INCREASING AND DECREASING DEDUCTIONS; WITHDRAWAL; RESTRICTION ON TRANSFERABILITY. An employee may decrease, but not increase, the rate of payroll deductions at any time during an offering period by submitting a new subscription agreement. The employee may increase the rate of payroll deductions for upcoming offering periods only during the two-week period before the start of a new purchase period. The number of times the employee may change such deductions may be limited, however, by the Board of Directors or the Stock Purchase Plan Committee. An employee may withdraw from the Stock Purchase Plan at any time by completing a notice of withdrawal and submitting it to the Company prior to the end of a purchase period. The employee's rights to purchase shares under the Stock Purchase Plan are not transferable.



     - TREATMENT OF SHARES PURCHASED. The shares purchased by an employee under the Stock Purchase Plan will be held in an investment account, with the employee having the right at any time to withdraw all or any portion of the shares credited to the employee's account by giving written notice to the Company. If, however, the shares remain in the employee's investment account, any cash dividends paid with respect to the shares will be retained and used to purchase additional shares under the Stock Purchase Plan, subject to the provisions and limitations of the Stock Purchase Plan.



     - AMENDMENTS TO AND TERMINATION OF THE PLAN. Subject to the provisions of the Stock Purchase Plan, the Board of Directors may amend or terminate the Stock Purchase Plan, except that certain amendments, such as increasing the number of shares subject to the Stock Purchase Plan, require approval of the Company's stockholders. Unless earlier terminated, the Stock Purchase Plan will continue in effect until December 31, 2004.



     - FEDERAL INCOME TAX ASPECTS. The ability of employees to purchase stock under a stock purchase plan is treated as a type of stock option right, where the option is viewed as granted at the beginning of an offering period, and where the exercise of the option occurs on the date the stock is purchased under the terms of the Stock Purchase Plan. The federal income tax consequences of the grant and exercise of stock options under an employee stock purchase plan (as defined in Section 423 of the Code) and the subsequent disposition of shares acquired under such options are summarized below.


     The employee is not taxed at the time of the grant of stock options or when shares are purchased pursuant to the exercise of the options under the Stock Purchase Plan.

     Upon the sale of shares acquired under the Stock Purchase Plan, any gain up to the 15% discount on the purchase price is taxable as ordinary compensation income, and any further gain will be taxable as a long-term capital gain and any loss will be treated as a long-term capital loss, provided that such shares are not sold within two years of the beginning of the offering period during which the shares were purchased nor within one year from the date such shares were purchased.

     If the holding period requirements for such shares are not satisfied, the difference between the price paid by the employee and the market value of the shares on the date of purchase is taxable as ordinary income in the year of the disposition and the difference between the amount received by the employee on the disposition of the shares and the market value of the shares as the date of purchase is treated as a capital gain or loss (long-term capital gain or loss if the shares have been held more than one year).

     In addition, if the holding period requirements are not met, the Company will be entitled to a tax deduction equal to the difference between the price paid by the employee and the market value of the shares at the date of purchase. If the holding period requirements are met, the Company will not be entitled to such a deduction.


     - STOCK PURCHASE PLAN BENEFITS. The proposed amendment would not change the benefits available under the Stock Purchase Plan as now in effect. The number of shares of Common Stock which would be purchased during the Company's 1997 fiscal year is not determinable because purchase prices will not be set until the end of each offering period and the level of participation may fluctuate during the course of the year. Two of the Named Executives, Messrs. Levy and Molinaro, are not eligible to participate in the Stock Purchase Plan because they each own shares of Common Stock representing more than 5% of the voting power of the Common Stock.


     During 1996, the other two Named Executives, Messrs. Holmes and Hajjar, participated in the Stock Purchase Plan and purchased 822 and 3,949 shares of Common Stock, respectively, with an aggregate dollar difference between the purchase price and the Fair Market Value of the shares ("Aggregate Dollar Difference") of $2.13 for each share purchased. The Company has no executive officers other than the Named Executives. Nonexecutive officer employees (approximately 250 persons) purchased 140,959 shares of Common Stock having an Aggregate Dollar Difference of $1.64 for each share purchased. Nonemployee directors are not entitled to participate in the Stock Purchase Plan.


     The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is required to approve the amendment. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE AMENDMENT TO THE STOCK PURCHASE PLAN.



              APPROVAL OF AMENDMENTS TO THE COMPANY'S 1991 AMENDED


                         AND RESTATED STOCK OPTION PLAN



                             (ITEM 3 ON PROXY CARD)



     The Company's 1991 Amended and Restated Stock Option Plan (the "Stock Option Plan") was adopted to recognize the contributions made to the Company and its affiliates by their respective employees, directors, consultants and advisors, to provide those individuals with additional incentive to devote themselves to the future success of the Company and to improve the ability of the Company to attract, retain and motivate individuals upon whom the sustained growth and financial success of the Company depends. The Stock Option Plan provides for the grant of options ("Options") to purchase shares of Common Stock. At the 1995 annual meeting, the stockholders approved certain amendments to the Stock Option Plan including an increase in the aggregate maximum number of shares of Common Stock for which Options may be granted to 1,500,000 shares. As of May 30, 1997, there were no further shares available for grant pursuant to the Stock Option Plan. Accordingly, the Board of Directors has approved and recommends that the Company's stockholders approve an amendment to the Stock Option Plan to increase the aggregate maximum number of shares of Common Stock for which Options may be granted from 1,500,000 to 4,000,000 shares which, if the amendments are approved, will include an option to purchase 1,000,000 shares as described below. The closing sale price for a share of Common Stock on June 18, 1997 was $2 7/16 as reported by the Nasdaq National Market.


     The proposed amendments to the Stock Option Plan also increase the aggregate maximum number of shares of Common Stock for which Options may be granted to any participant in any fiscal year (the "Individual Limit") from 500,000 shares to 1,000,000 shares. The Individual Limit is designed to address provisions in the Code which provide that publicly-held corporations may not generally deduct compensation for the Chief Executive Officer and certain other executive officers to the extent that such compensation exceeds $1,000,000 in a fiscal year for any of such executives (the "Million Dollar Cap"). Compensation which is "performance based," however, is not counted as part of the Million Dollar Cap. In connection with the employment of David Ferran as the Company's new President and Chief Executive Officer, the Board of Directors granted Mr. Ferran an option to purchase 1,000,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. The proposed increase in the Individual Limit, if approved by the Stockholders, is intended to permit income attributable to such Options to be treated as "performance-based" compensation and, therefore, exempt from the Million Dollar Cap. In the event the amendments are not approved by the stockholders, Mr. Ferran's option will be outside of the Stock Option Plan and subject to the Million Dollar Cap.

     Grants under the Plan currently may be transferred, other than by will or the laws of descent and distribution, only pursuant to a "qualified domestic relations order" within the meaning of the Code and the Employee Retirement Income Security Act of 1974 ("ERISA"). If the amendments are approved, option grants may also permit the transfer of Options to the optionee's spouse, children or grandchildren or to a trust created solely for the benefit of the optionee and the foregoing persons.

     The key provisions of the Stock Option Plan, as proposed to be amended, are as follows:


     - NUMBER OF SHARES. The aggregate maximum number of shares that may be issued under the Stock Option Plan will be increased to 4,000,000 if the amendment is approved, subject to adjustment upon the occurrence of a stock dividend, stock split, recapitalization or certain other capital adjustments. If any shares subject to any Option are forfeited, or an Option is terminated without issuance of shares, the shares subject to such Option will again be available for grant pursuant to the Stock Option Plan.



     - ADMINISTRATION. The Stock Option Plan is administered by a committee (the "Committee") designated by the Board of Directors; provided, however, the Board may designate two committees to administer the Stock Option Plan, one of such committees to administer the Plan with respect to each person who is an officer of the Company or an affiliate within the meaning of the rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and the other committee to be comprised of directors (which may include directors who are also employees of the Company) to administer the Plan with respect to all other persons.



     - ELIGIBILITY. All employees and directors of the Company and its subsidiaries and consultants and advisors to the Company and its subsidiaries are eligible to receive Options. As of May 31, 1997, there were approximately 640 eligible employees. Consultants and advisors must have rendered bona fide services, and such services must not be in connection with a capital raising transaction.



     - TERM OF STOCK OPTION PLAN. No Options may be granted under the Stock Option Plan after June 9, 2001.



     - OPTIONS. Options granted under the Stock Option Plan may be either incentive stock options ("ISOs") or non-qualified stock options. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Unless an Option is specifically designated at the time of grant as an ISO, the Option will be non-qualified. Options are not transferable by the optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. If the amendments are approved, Options to purchase more than 1,000,000 shares (rather than 500,000 shares) may not be issued to any participant in any fiscal year.



     - EXERCISE PRICE. The exercise price of Options will be determined by the Committee, provided that the exercise price of an ISO will be at least 100% of the fair market value of a share of Common Stock on the date the Option is granted, or at least 110% of the fair market value of a share of Common Stock on the date an ISO is granted if the recipient owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than 10% of the total combined voting of all classes of stock of the Company. The term of each Option is fixed by the Committee. The aggregate fair market value, determined as of the time of grant, of the shares of Common Stock with respect to which an ISO is exercisable for the first time by the recipient during any calendar year (under all incentive stock option plans of the Company or an affiliate) may not exceed $100,000.


     - TERMINATION OF OPTIONS. All Options terminate on the earliest of: (a) the expiration of the term specified in the Option, which may not exceed ten years from the date of grant; (b) the expiration of three months from the date an optionee's employment or service with the Company or its subsidiaries terminates for any reason other than disability, death or as set forth in clauses (d) and (e) below; (c) the expiration of one year from the date an optionee's employment or service with the Company or its subsidiaries terminates by reason of disability or death; (d) the date on which a determination is made by the Committee that the optionee has breached his or her employment or service contract with the Company or its subsidiaries, has been engaged in any sort of disloyalty to the Company or its subsidiaries or has disclosed trade secrets or confidential information of the Company or its subsidiaries; or (e) the date set by the Committee to be an accelerated expiration date in the event of a Change of Control (as defined below). The Committee, in its discretion, may provide for additional limitations on the terms of any Option.



     - TRANSFERS. No Option granted under the Stock Option Plan may be transferred, except by will or the laws of descent and distribution, other than pursuant to a "qualified domestic relations order," within the meaning of the Code and ERISA. In addition, if the amendments are approved, option grants may permit the transfer of an Option to the optionee's spouse, children or grandchildren or a trust created solely for the benefit of the optionee and the foregoing persons.



     - PAYMENT. An optionee may pay for shares covered by an Option in cash, certified check, payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of Common Stock held by the optionee for at least six months.



     - PROVISIONS RELATING TO A CHANGE OF CONTROL. Upon the occurrence of a Change of Control, all Options become immediately exercisable, and the Committee may take whatever action with respect to Options outstanding as it deems necessary or desirable, including acceleration of the expiration or termination date of the date of the Options.


     A Change of Control will occur upon requisite approval by stockholders (or, if such approval is not required, by the Company's Board of Directors) of a plan of liquidation or dissolution or the sale of substantially all of the assets of the Company. Subject to certain exceptions, a Change of Control will also occur upon requisite approval by the Company's and the other constituent corporation's stockholders (or, if such approval is not required, by the Company's Board of Directors) of the merger or consolidation of the Company with or into such other constituent corporation. In addition, a Change of Control will occur if certain entities, persons or groups specified in the Stock Option Plan have become beneficial owners of or have obtained voting control over more than 30% of the outstanding shares of Common Stock or the first date upon which a majority of the Company's Board of Directors consists of persons who have been members of the Board of Directors for less than two years, unless the nomination for election of each new director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.


     - AMENDMENTS. The Board of Directors may amend the Stock Option Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining stockholder approval within 12 months before or after such action, change the class of individuals eligible to receive an ISO or increase the maximum number of shares for which Options may be granted or make any other change or amendment as to which stockholder approval is required in order to satisfy the conditions set forth in the rules promulgated under the Exchange Act.



     - FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a summary of certain federal income tax consequences of the issuance of Options and the acquisition of shares of Common Stock by exercising Options under the Stock Option Plan and does not present a complete analysis of all federal tax consequences which may be relevant to any particular recipient. It also does not purport to discuss state or local income tax laws.

     A recipient of an ISO will not recognize taxable income upon either the grant or exercise of an ISO. The optionee will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the optionee does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such optionee. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum rate of 39.6%. If the optionee satisfies both of the foregoing holding periods, the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.


     As a general rule, if the optionee disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the optionee on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the optionee held the shares prior to the disposition.

     The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such optionee's "alternative minimum taxable income" in the year the optionee exercises the ISO. Currently, the alternative minimum tax is imposed at the rate of 26% or 28%. If an optionee pays alternative minimum tax with respect to the exercise of an ISO, the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years.

     A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an optionee will recognize ordinary income in the year in which the non-qualified stock option is exercised, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the Option, and the Company will be allowed a deduction in that amount. Upon disposition of the shares, an optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the optionee's basis in the shares (which basis ordinarily is the fair market value of the shares on the date the Option was exercised).


     - STOCK OPTION PLAN BENEFITS. The Stock Option Plan as proposed to be amended would not change the benefits available under the Stock Option Plan as now in effect. The number of Options which may be granted for 1997 under the Stock Option Plan is at the discretion of the Committee and not determinable. For 1996, information regarding the grants of Options to the Named Executives is set forth under the caption "Executive Compensation -- Stock Option Grants." The Named Executives are the only executive officers of the Company. Nonemployee directors received no Options under the Stock Option Plan during 1996, and 133 nonexecutive officer employees of the Company received Options to purchase an aggregate of approximately 890,000 shares of Common Stock at prices ranging from $5.00 to $11.25.



     The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is required to approve the amendment. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN.


                   AMENDMENT OF CERTIFICATE OF INCORPORATION

         TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK



                             (ITEM 4 ON PROXY CARD)


     Article FOURTH of the Company's Certificate of Incorporation, as amended, currently fixes the authorized capital of the Company at 100,000,000 shares of Common Stock and 5,000 shares of Preferred Stock. The authorized Preferred Stock is "blank check" Preferred Stock which, subject to applicable law and any stock exchange or Nasdaq requirements, may be issued with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors, without further stockholder approval. The Board of Directors believes that such blank check Preferred Stock is a common feature of many public companies and provides flexibility in efforts to raise additional capital and other corporate purposes. Of the currently authorized 5,000 shares of Preferred Stock, as of April 30, there were issued and outstanding 1,302.85 shares of Series A Preferred Stock, and there remained available for issuance 3,697.15 shares of Preferred Stock, with such designations, preferences and rights as the Board of Directors may determine from time to time.

     If the amendment is approved by the stockholders, the first paragraph of Article FOURTH would be amended to read as follows:

     FOURTH (a) The Corporation shall be authorized to issue the following shares:

                              CLASS                         NUMBER OF SHARES     PAR VALUE
        --------------------------------------------------  ----------------     ---------
        COMMON............................................     100,000,000         .0001
        PREFERRED.........................................       1,000,000           .01

     While the Company does not have any commitments or understanding at this time for the issuance of any additional shares of Preferred Stock, the Board believes that it is desirable to have the additional shares available for possible future use for financing, acquisitions or other purposes not now foreseeable. The authorization of additional shares of Preferred Stock would not, by itself, have any effect on the rights of the holders of the outstanding Common Stock or Series A Preferred Stock. The issuance of additional shares authorized by the amendment may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of those holding shares of the Company's stock at the time of issuance. In addition, the increase in authorized shares could, under certain circumstances, have an anti-takeover effect by, for example, allowing issuance of shares that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. However, this proposal is not being made in response to any effort of which the Company is aware to accumulate the Common Stock or obtain control of the Company.


     The affirmative vote of a majority of all votes eligible to be cast at the meeting is required for approval of the amendment. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


                 PROPOSAL TO APPROVE THE CONVERTIBILITY FEATURE

               OF THE COMPANY'S 8% SUBORDINATED CONVERTIBLE NOTES


                               DUE MARCH 26, 2002



                             (ITEM 5 ON PROXY CARD)



     Effective March 26, 1997, in a negotiated transaction, the Company issued and sold $8,692,028 principal amount of its 8% Convertible Subordinated Notes due March 26, 2002 (the "Notes") and 1,302.85 shares of its Series A Convertible Non-Redeemable Preferred Stock (the "Preferred Stock"), in retirement of $18,350,000 principal amount of the Company's 9% Convertible Subordinated Notes due December 1997 (the "9% Notes") and associated warrants held by such persons. The Board of Directors believes it was in the Company's best interests to consummate the transaction, the result of which substantially reduced the annual cash interest payments required to be made by the Company (approximately $1.7 million annual interest payment on the 9% Notes compared to approximately $754,000 annual interest payment on the Notes); reduced the non-cash amortization charges related to the discount on the 9% Notes and deferred debt issuance costs; and substantially reduced the short-term indebtedness of the Company.


     The Preferred Stock is convertible on a 2,000-for-1 basis into 2,605,700 shares of Common Stock (an equivalent of $3.70 per share of Common Stock at the time of issuance, a premium to the fair market value of the Common Stock at such time). Until converted, the Preferred Stock is entitled to vote with the Common Stock and is entitled to one vote for each share of Common Stock into which such share or fraction of a share of Preferred Stock is convertible.

     The Notes are not currently convertible. By their terms, the Notes will become convertible into Common Stock only at such time as the Company's stockholders approve their convertibility. If approved, the Notes will be convertible at $3.70 per share into approximately 2,349,000 shares of Common Stock (which conversion price also represented a premium to the fair market value of the Common Stock at the time of the issuance of the Notes). The conversion price of the Notes is subject to certain standard adjustments, such as upon changes in capitalization and, on a weighted average basis, certain issuances below the then applicable conversion price. In addition, the conversion price of the Notes will be adjusted in March 1999, if the fair market value of the Common Stock at such time is below the then applicable conversion price, to the greater of the then fair market value of a share of Common Stock and $2.50.

     The Common Stock is listed on the NASDAQ National Market, and as such is subject to the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") applicable to the Nasdaq National Market. The NASD has a rule for Nasdaq National Market companies requiring stockholder approval for the sale by the Company of shares of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the voting power of all shares of the Company if the sale price is less than the greater of the book value or market value of the stock. Since the aggregate number of shares underlying the Notes together with the Common Stock underlying the Preferred Stock exceeds 20% of the approximately 17 million shares of Common Stock outstanding at the time of issuance of the securities, and the conversion price of the Notes, when adjusted in 1999, could be less then the fair market value of the Common Stock on the date of issuance (but not less than the fair market value at the time of such adjustment), the Board of Directors believes it is necessary and desirable for the Company at this meeting to obtain stockholder approval to the convertibility feature of the Notes.

     If the stockholders approve this proposal, the Notes will be become convertible at any time thereafter into Common Stock at the then applicable conversion price, and the Company has agreed to cause such Common Stock to be saleable in the open market, subject to certain limitations. Therefore, if the convertibility feature of the Notes is approved, the issuance of the Common Stock underlying the Notes upon any conversion could under certain circumstances have adverse effects on existing stockholders, including the following: (i) substantial dilution to the equity and voting power of current stockholders; and
(ii) an adverse effect on the market price of the Common Stock if large blocks of Common Stock underlying the Notes and Preferred Stock are sold in the open market.

     If the stockholders of the Company do not approve the convertibility feature of the Notes on or before January 31, 1998, there will be an Event of Default under the terms of the Notes, and the holders of the Notes shall have the right to cause the then outstanding principal balance plus accrued interest to become immediately due and payable, subject to the subordination rights in favor of the Company's principal lending institutions, and the interest rate will increase from 8% to 10%. The Board of Directors believes that such consequence could have a material adverse effect on the Company and therefore believes it is in the best interests of the Company and its stockholders for the stockholders to approve the convertibility feature of the Notes. In addition, if the convertibility feature of the Notes is approved, any Notes so converted will reduce the Company's indebtedness and interest expense.


     The affirmative vote of the majority of the votes cast in the meeting in person or by proxy is required to approve the above proposal. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE CONVERTIBILITY FEATURE OF THE NOTES.


                        RATIFICATION OF THE APPOINTMENT

                       OF INDEPENDENT PUBLIC ACCOUNTANTS



                             (ITEM 6 ON PROXY CARD)


     As previously reported, on December 18, 1996, the Company and Arthur Andersen LLP ("Andersen"), its previous independent public accountant, mutually agreed to terminate their relationship. Andersen audited the Company's financial statements for fiscal 1994 and 1995. The report of Andersen on the Company's consolidated financial statements for fiscal 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting. The mutual decision of the Company and Andersen to terminate the relationship with Andersen as the Company's independent public accountants was approved by the Audit Committee of the Company's Board of Directors and unanimously approved by the Board of Directors.

     During the audit of the 1995 consolidated financial statements of the Company, there was a matter of discussion and disagreement which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter in its report. Such matter concerned the recognition of revenue on certain "bill and hold" transactions with customers, including the original reporting of certain revenues in the 1995 third quarter. This matter was resolved to the satisfaction of Andersen and the 1995 third quarter financial statements were restated for this matter. Management of the Company, including the Chairman and Chief Executive Officer and the Chief Financial Officer, discussed this matter with Andersen. The Audit Committee of the Board of Directors also discussed this matter with Andersen. The Company has authorized Andersen to respond fully to the inquiries of any successor accountant concerning the subject matter of its disagreement with Andersen.

     On December 18, 1996, the Company determined to engage Ernst & Young LLP ("Ernst & Young") as its new independent accountant to audit its consolidated financial statements for fiscal 1996. Prior to determining to engage Ernst & Young, the Company had not consulted Ernst & Young on any accounting matters during the two most recent fiscal years or any subsequent interim period.

     Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed Ernst & Young LLP to serve as the Company's independent public accountants for the current fiscal year. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

     A representative of Ernst & Young LLP is expected to be present at the meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.


     The affirmative vote of a majority of votes cast at the meeting in person or by proxy is required to ratify the appointment of Ernest & Young LLP. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE



     The following table sets forth the cash compensation paid by the Company as well as certain other compensation paid or accrued during fiscal 1994, 1995 and 1996 to David F. Levy, the Company's Chief Executive Officer during 1996, and to each of the Company's three other executive officers during 1996 (collectively, the "Named Executives"):



                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                     ------------
                                                    ANNUAL COMPENSATION
                                            ------------------------------------        AWARDS
                                                                   OTHER ANNUAL      ------------      ALL OTHER
           NAME AND              FISCAL     SALARY      BONUS      COMPENSATION        OPTIONS        COMPENSATION
PRINCIPAL POSITION DURING 1996    YEAR        ($)        ($)          ($)(1)             (#)              ($)
-------------------------------  ------     -------     ------     -------------     ------------     ------------
David F. Levy,.................   1996      360,000     34,000         47,617(2)         73,000               --
  Chairman of the Board,          1995      340,000     46,320             --            55,000               --
  President and Chief Executive   1994      300,000         --             --                --               --
  Officer

R. G. Holmes,..................   1996      150,000         --         23,894(2)         20,000               --
  Chief Financial Officer and     1995       75,000(3)      --             --            20,000               --
  Treasurer

Daniel G. Hajjar,..............   1996      150,000     15,000             --            36,500               --
  Chief Operating Officer         1995      150,000         --             --            40,000               --

James S. Molinaro,.............   1996      340,000     34,000             --            25,000               --
  President, SubMicron            1995      340,000     46,320             --            45,000               --
                                  1994      300,000         --             --                --               --


---------------
(1) Except as noted below, none of the Named Executives received any other annual compensation not categorized as salary or bonus except for perquisites and other personal benefits which in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Executive.

(2) Includes automobile reimbursement of $24,042 and $23,894 for Messrs. Levy and Holmes, respectively.


(3) Mr. Holmes joined the Company in June 1995.

STOCK OPTION GRANTS


     The following table contains information concerning grants of stock options under the Stock Option Plan to the Chief Executive Officer and to each of the other Named Executives during 1996. The Company does not have any plan pursuant to which stock appreciation rights ("SARs") may be granted.


                             OPTION GRANTS IN 1996



                                                                                        POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                               ----------------------------------------------------       ANNUAL RATES OF
                                 NUMBER OF      % OF TOTAL                                  STOCK PRICE
                                SECURITIES       OPTIONS                                    APPRECIATION
                                UNDERLYING      GRANTED TO    EXERCISE                   FOR OPTION TERM(1)
                                  OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION     --------------------
            NAME               GRANTED(#)(2)       1996        ($/SH)       DATE          5%           10%
-----------------------------  -------------   ------------   --------   ----------     -------      -------
David F. Levy................      50,000           4.8         8.875       3/14/06     279,250      707,250
                                   23,000           2.2         8.500       3/25/06     123,050      311,650
R.G. Holmes..................      20,000           1.9         9.625       1/30/06     121,100      306,700
Daniel G. Hajjar.............      25,000           2.4         9.625       1/30/06     151,375      383,375
                                   11,500           1.1         8.500       3/25/06      61,525      155,825
James S. Molinaro............      25,000           2.4         9.625       1/30/06     151,375      383,375


---------------
(1) Illustrates the value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) All options granted vest on the first anniversary of their date of grant.


STOCK OPTION EXERCISES AND HOLDINGS


     The following table sets forth certain information regarding the stock options exercised by each of the Named Executives during 1996 and the value of options held by each of the Named Executives at December 31, 1996.


                      AGGREGATED OPTION EXERCISES IN 1996
                     AND OPTION VALUES AT DECEMBER 31, 1996



                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT               IN-THE-MONEY OPTIONS
                                   SHARES       VALUE        DECEMBER 31, 1996 (#)      AT DECEMBER 31, 1996 ($)(1)
                                ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
             NAME               EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  ------------   --------   -----------   -------------   -----------   -------------
David F. Levy.................         --          --       323,125         73,000              --             --
R. G. Holmes..................         --          --         5,000         35,000              --             --
Daniel G. Hajjar..............         --          --        35,000         49,000              --             --
James S. Molinaro.............         --          --       313,125         25,000              --             --


---------------
(1) None of the Named Executives had outstanding options as of December 31, 1996 with an exercise price below $4.125, the last sale price of the Common Stock on the Nasdaq National Market on December 31, 1996.


EMPLOYMENT CONTRACTS


     James S. Molinaro has entered into an employment agreement with the Company which initially provided for a base salary of $265,200, which base salary may be increased or decreased from time to time in the sole discretion of the Company's Board. In no event, however, may such base salary be less than $240,000 per annum. For fiscal 1996, the base salary of Mr. Molinaro was fixed at $340,000. The employment agreement has an initial five-year term expiring in August 1998 that is automatically renewable at the end of such term for an additional year and each year thereafter unless either party to the agreement gives notice of nonrenewal. In addition, Mr. Molinaro is eligible to participate in any bonus or profit sharing plan adopted by the Company and will be afforded the use of a leased automobile, inclusive of maintenance and insurance costs, during the term of his employment.


     In the event the Company should terminate the employment of Mr. Molinaro without cause or if Mr. Molinaro should terminate his employment because of a material breach by the Company of his employment agreement, Mr. Molinaro will be entitled to receive a severance benefit equal to his then annual base salary for a period of three years. However, if such termination follows a merger or sale of all or substantially all of the Company's assets, Mr. Molinaro will be entitled to receive a severance benefit equal to his then annual base salary for a period of five years.



     In May 1997, David F. Levy stepped down as President and Chief Executive Officer of the Company. In connection therewith, in lieu of his previous employment agreement (which was substantially similar to Mr. Molinaro's agreement), Mr. Levy is entering into a new agreement which will generally provide for Mr. Levy to be paid specified amounts until June 2000.


     David J. Ferran has entered into an Employment Agreement with the Company which provides for him to earn a base salary of $333,333, which base salary may be increased or decreased from time to time, but not to less than $333,333. The Employment Agreement has no specific termination; provided, however, in the event the Company terminates Mr. Ferran's employment without "cause" or if he should terminate his employment because of "good reason" (each as defined in the Agreement), Mr. Ferran shall be entitled to receive a lump sum payment equal to the greater of (i) the amount, if any, by which $1,000,000 exceeds the total amount paid to Mr. Ferran in base salary under this Agreement and (ii) the sum of his salary for 18 months at the rate in effect immediately prior to such termination and an amount equal to the bonus actually paid to Mr. Ferran for the preceding fiscal year. If such termination follows a "change in control" (as defined in the Agreement), Mr. Ferran shall be entitled to the amount set forth above plus certain additional amounts.


STOCK PERFORMANCE GRAPH


     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the five-year period ended December 31, 1996, the cumulative total return on the CRSP Total Return Index for The Nasdaq National Market (US Companies) and the H&Q Technology Index during such period. The comparison assumes $100 was invested at the beginning of such period in Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends. Prior to the Merger on August 31, 1993, the Common Stock was traded in the over-the-counter market on the Nasdaq Small-Cap System under the symbol TICO. Since September 1, 1993, the Common Stock has been traded under the symbol SUBM. From September 1, 1993 to December 20, 1993, the Common Stock was traded on the Nasdaq Small-Cap System, and since December 21, 1993, the Common Stock has been included in the Nasdaq National Market.

        Measurement Period             Nasdaq Stock
      (Fiscal Year Covered)             Market-U.S.       H&Q Technology     SubMicron Systems
Dec-91                                   100.00              100.00              100.00
                                         105.85              105.85              157.33
                                         108.25              110.31              212.20

Mar-92                                   103.14              103.33              193.91
                                          98.71              100.92              176.84
                                         100.00              100.84              136.59

Jun-92                                    96.09               94.77              108.55
                                          99.49               99.18               97.56
                                          96.45               95.31              104.88

Sep-92                                   100.03               98.81              112.20
                                         103.97              103.92              117.07
                                         112.25              110.71               95.12

Dec-92                                   116.38              115.02               90.24
                                         119.69              119.89              142.69
                                         115.23              112.12              121.95

Mar-93                                   118.56              113.35              121.95
                                         113.50              106.93              123.18
                                         120.28              116.59              119.51

Jun-93                                   120.84              115.78              131.71
                                         120.98              109.90              152.45
                                         127.23              115.75              156.10

Sep-93                                   131.02              117.84              180.49
                                         133.97              121.08              153.66
                                         129.97              122.63              114.63

Dec-93                                   133.59              125.52              110.99
                                         137.65              132.92              137.81
                                         136.36              134.47              131.71

Mar-94                                   127.98              126.66              134.15
                                         126.32              124.13               87.80
                                         126.62              124.88               87.80

Jun-94                                   121.99              117.47               82.93
                                         124.49              121.92               90.24
                                         132.43              134.13              101.23

Sep-94                                   132.09              134.02              113.42
                                         134.69              143.50              118.30
                                         130.22              142.48              102.44

Dec-94                                   130.59              145.70               96.35
                                         131.32              145.03               82.93
                                         138.26              155.91              107.32

Mar-95                                   142.36              162.16              134.15
                                         146.84              172.46              163.41
                                         150.63              177.57              204.88

Jun-95                                   162.83              196.72              214.63
                                         174.80              213.77              170.73
                                         178.35              217.82              229.27

Sep-95                                   182.45              224.02              234.15
                                         181.40              226.90              214.63
                                         185.66              225.62              195.12

Dec-95                                   184.67              218.76              182.93
                                         185.59              223.62              187.80
                                         192.66              232.15              200.00

Mar-96                                   193.30              223.13              168.29
                                         209.33              247.47              192.68
                                         218.95              250.91              202.44

Jun-96                                   209.08              233.37              170.73
                                         190.46              211.18              112.20
                                         201.13              223.70              124.39

Sep-96                                   216.52              248.50              102.44
                                         214.15              244.27               80.49
                                         227.42              268.36               91.47

Dec-96                                   227.16              262.49               80.49


REPORT OF THE COMPENSATION COMMITTEE



     The Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of nonemployee directors, approves all general policies under which compensation is paid. The Committee determines the compensation of the Company's Chief Executive Officer, as well as the Company's other executive officers. During 1996, the Committee delegated to David F. Levy, the Company's Chief Executive Officer in 1996, responsibility for making recommendations to the Committee with respect to compensation for the Company's nonexecutive officers. The Committee has final approval, however, for compensation of all of the Company's officers. The Committee also administers the Stock Option Plan, the Stock Purchase Plan and the Executive Stock Option Plan.


     During 1995, the Committee retained Watson Wyatt, an executive compensation consulting firm, to review the Company's executive compensation practices. Wyatt reviewed the compensation practices of a group of companies whose products and revenues are generally comparable to those of the Company. In addition, the Committee reviewed a comprehensive study of executive compensation in high-technology companies. Based on input from these two sources, the Company concluded that the base salary of the Company's Chief Executive Officer was on the high side and should increase at a lower rate than the averages for comparable positions in similar companies. The Committee also concluded that the annual incentives and stock option awards were lower than average and should be increased, with the incentives based on the Company's performance.

     For 1996, the Company increased the base salary of Mr. Levy by approximately 6% to $360,000, substantially lower than previous percentage increases. As in 1995, the Committee established cash bonus incentives related to revenue growth, gross profit and earnings per share. Total incentives that could have been earned for 1996 were 100% of Mr. Levy's base salary, with up to 20% based on revenue, and up to 40% based on each of gross profits and earnings per share. The purpose of the latter two components, totalling a possible 80% of base salary, was to focus attention on the profitable performance of the Company. Based on the Company's performance for 1996, Mr. Levy did not receive any cash bonus with respect to 1996. The Committee also provided Mr. Levy an incentive for acquisitions during 1996, pursuant to which Mr. Levy received a grant of options to purchase 23,000 shares of Common Stock as a result of the Company's acquisition of Imtec Acculine, Inc.

     As stated above, the Committee also believes that the Company's grant of stock options had been below average and, consistent with the Committee's philosophy of providing incentive-based compensation, the Company granted options to purchase an aggregate of 120,000 shares of Common Stock to the Named Executives (excluding acquisition-related option grants), including options to purchase 50,000 shares of Common Stock to Mr. Levy (in addition to the acquisition related options.) One other Named Executive also received an option related to the acquisition of Imtec.

     The base salaries for the other Named Executives did not increase during 1996 and, similar to Mr. Levy, each of the other Named Executives had the ability to receive a cash bonus compensation based on a combination of the Company's revenues, gross profit and earnings per share. Based on the Company's performance for 1996, none of the other Named Executives received any cash bonus with respect to 1996.

     The Committee believes that the executive incentives were in accordance with the consultant's recommendations and industry practice and were crafted in a way to couple total possible compensation to the performance of the Company and thus to increase stockholder value.


                            COMPENSATION COMMITTEE:
                                Barry W. Ridings
                               Leonard R. Weisberg



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Barry W. Ridings, a member of the Compensation Committee, is a Managing Director of Alex. Brown & Sons. During 1996, Alex. Brown provided certain investment banking advice to the Company for which it received customary fees.


CERTAIN TRANSACTIONS


     During 1996, the Company began leasing certain new facilities in Allentown, Pennsylvania. During a portion of 1996, a partnership owned by Messrs. Levy and Molinaro owned the facilities. During 1996, the Company made a rental payment to such partnership in the aggregate amount of $22,565. The facility was sold to a third party in March 1997.


     On January 31, 1990, SubMicron entered into a Tax Indemnification Agreement with its stockholders which provided for distributions to be made by SubMicron for payment of personal tax liabilities imposed on the stockholders as a result of SubMicron's S Corporation status.


                            SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of the Board of Directors' proxies for the meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                             STOCKHOLDER PROPOSALS


     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company at the address appearing on the first page of this Proxy Statement not later than February 24, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                           INCORPORATION BY REFERENCE

     Accompanying this Proxy Statement are the Company's 1996 Annual Report to Stockholders and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. The financial statements and section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of such documents are hereby incorporated by reference in this Proxy Statement.

                         SUBMICRON SYSTEMS CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned stockholder of SUBMICRON SYSTEMS CORPORATION (the "Company") hereby constitutes and appoints DAVID J. FERRAN and JOHN KIZER, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on July 24, 1997 at 10:00 a.m., at the Holiday Inn Conference Center, Rt. 100 & I-78, Fogelsville, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present; provided that such proxies are authorized and directed to vote as indicated on the reverse side with respect to such matters as are specified thereon.

        If no direction is made, the shares will be voted "FOR" the election of the nominee for director and "FOR" the other proposals set forth on the reverse side. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.


             (Continued and to be signed and dated on reverse side)


                                                            [SEE REVERSE SIDE]

/ X / Please mark your
      votes as in this
      example

     1. FOR the nominee        WITHOLD AUTHORITY
         for director       to vote for the nominee
        listed at right   for director listed at right

            /   /               /   /  Nominee: Ronald B. Booth

                                                        FOR  AGAINST  ABSTAIN
      2. Proposal to approve an amendment to the
         Company's Employee Stock Purchase Plan.        / /    / /     / /

      3. Proposal to approve amendments to the
         Company's 1991 Amended and Restated
         Stock Option Plan.                             / /    / /     / /

      4. Proposal to approve an amendment to the
         Company's Certificate of Incorporation to
         increase the authorized number of shares
         of Preferred Stock.                           / /    / /      / /

      5. Proposal to approve the convertibility
         feature of the Company's 8% Convertible
         Subordinated Notes.                           / /    / /      / /

      6. Proposal to ratify the appointment of
         Ernst & Young LLP.                            / /    / /      / /

      7. To vote on such other business which may properly come before the meeting.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING PROXY STATEMENT AND ANNUAL REPORT OF SUBMICRON SYSTEMS CORPORATION.
    NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and after the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.


Signature of Stockholder: _____________________________


Signature of Stockholder: _____________________________  Date __________, 1997

    PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.